Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO: Sub Surface Waste Management of Delaware, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-132278, 333-122913, 333-120375 and 333-112562 of Sub Surface Waste Management of Delaware, Inc. on Form S-8 and in Registration Statement No. 333-117994 of Sub Surface Waste Management of Delaware, Inc. on Form SB-2 of the Company’s report dated December 22, 2006, appearing in this Annual Report on Form 10-KSB of Sub Surface Waste Management of Delaware, Inc. for the year ended September 30, 2006.

/S/ Russell Bedford Stefanou Mirchandani LLP
Russell Bedford Stefanou Mirchandani LLP

New York, New York
January 16, 2007